UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2017

TESORO LOGISTICS LP
(Exact name of registrant as specified in its charter)

Delaware	001-35143	27-4151603

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828

(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant’s telephone number,
including area code)

Not Applicable
(Former name or former address, if
changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously reported on November 21, 2016, our subsidiary, QEP Field Services, LLC ("QEPFS"), entered into (1) a purchase and sale agreement with Whiting Oil & Gas Corporation ("Whiting") and GBK Investments, L.L.C. ("GBK") for the purchase of certain gas processing and gathering facilities located in Mountrail County, North Dakota and owned by Whiting and GBK (the "Robinson Lake Purchase Agreement"), (2) a purchase and sale agreement with Whiting and WBI Energy Midstream, LLC ("WBI"), a subsidiary of MDU Resources Group, Inc., for the purchase of certain natural gas processing and oil and gas gathering facilities located in Billings, Dunn and Stark Counties, North Dakota and owned by Whiting and WBI (the "Belfield Purchase Agreement"), and (3) a purchase and sale agreement with Whiting for the purchase of certain water gathering facilities located in Billings, Dunn and Stark Counties, North Dakota and owned by Whiting (together with the Robinson Lake Purchase Agreement and the Belfield Purchase Agreement, the "Whiting Purchase Agreements"). The Whiting Purchase Agreements are incorporated herein by reference to Exhibits 2.1, 2.2 and 2.3 to our Current Report on Form 8-K filed on November 21, 2016.

On January 1, 2017, we completed the acquisition contemplated by the Whiting Purchase Agreements for an aggregate purchase price of $700 million. We funded the purchase price with a combination of cash on hand and borrowings under our secured revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2017

TESORO LOGISTICS LP

By:	Tesoro Logistics GP, LLC Its general partner
By:	/s/ STEVEN M. STERIN
Steven M. Sterin Executive Vice President and Chief Financial Officer

3